SECURITIES AND EXCHANGE COMMISSION

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Spirit Airlines, Inc.

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JetBlue Airways Corporation

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Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: April 26, 2022

The following is an excerpt of the analyst and media conference call and webcast by executives from JetBlue Airways Corporation (“JetBlue”) on April 26, 2022 regarding JetBlue’s financial outlook for the second quarter ending June 30, 2022 and full year 2022, and other information regarding JetBlue’s business.

Robin N. Hayes, Chief Executive Officer & Director, JetBlue

Before we get into the results for the quarter, I'd like to make a brief comment regarding our proposal to acquire Spirit. We are very pleased by the determination of the Spirit Board that our offer could reasonably likely to lead to a superior proposal in recognition of the compelling value for all stakeholders that JetBlue has offered. We will respect the confidential nature of the process as we engage with Spirit under the terms of their current merger agreement with Frontier and have nothing further to add on this topic beyond what we outlined in our conference call a few weeks ago.

Please keep in mind that the outlook and forecast that we discussed on this call have been prepared without taking into account or consideration a possible transaction with Spirit. We remain focused on the operation as we look to capitalize on the very robust demand environment ahead of us, while continuing to execute on our strategic initiatives so that we are well positioned to return to profitability in the back half of the year and deliver value for our owners, customers, crew members and communities over the long term.

Duane Thomas Pfennigwerth, Evercore ISI Institutional Equities, Research Division

Duane here. Robin, I appreciate the brief intro comments, but when do you expect to hear a response from Spirit? What have you learned so far since unveiling this to the world? And what do you think is taking so long?

Robin N. Hayes, Chief Executive Officer & Director, JetBlue

Thanks, Duane. In terms of any questions you may have about the time line, I would suggest that you address those to Spirit. And I'm not really going to comment any more at this stage other than that our team is working very diligently and very hard to move things along as quickly as possible.

Jamie Nathaniel Baker, JPMorgan Chase & Co, Research Division

Without commenting on the deal specifically, just given the first half challenges, do you stand by the leverage recovery guidance that you gave us when you announced the bid? The stand-alone outlook is obviously worse. So just trying to quantify the need to potentially issue equity.

Ursula L. Hurley, Chief Financial Officer, JetBlue

Jamie, the original plan still stands for the offer for Spirit to be a full cash offer. Obviously, we've taken 1 step back in terms of our projections for full year profitability this year, but we still have a strong balance sheet and our offer stands as is. Our 2022 leverage will now be slightly above 1x, which is obviously a slight change compared to the presentation that we laid out last -- a couple of weeks ago, and that's really driven by, obviously, the April step back here.

Unknown Analyst

Asked and answered, but 1 for Robin I guess, when I look at this kind of short-term cuts to capacity just seemed like these operational problems. When I think about kind of longer term, how much does M&A actually attempt to solve this labor issue as opposed to just accelerating the growth of the airline? Interested to get your thoughts there.

Robin N. Hayes, Chief Executive Officer & Director, JetBlue

No. Thanks, Andre. I do think -- you're right. I mean some of what you're seeing now is us just trying to significantly derisk the summer. And we can talk about how much we should derisk it. But I think we recognize that we need to plan conservatively. I mean, to give you a sense, I mean, this is the first time in JetBlue's history that June block outs or ASMs will be significantly below April's. Those April and June tend to be the strongest month we have in quarter 2. So it's a very sizable change. I think when we think about the longer term, I do think the pilot supply issue will be a governor of you in capacity in the U.S. for a period of time. And I think when I think about M&A, the reason that we believe the opportunity is for the JetBlue and Spirit merger is it would allow us to supercharge and accelerate that organic plan, bring in a large group of pilots into the airline, creating more growth opportunities, kind of creating a bigger destinational carrier, potentially reducing attrition. So I think that for airlines who want to pursue an organic plan, and we’ve been there, obviously, for many years, I do think that is more challenging over the next few years given the pilot supply environment.

Forward Looking Statements

Statements in this presentation contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue and Spirit with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation or as of the dates so indicated. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

This presentation relates to a proposal which JetBlue has made for a business combination transaction with Spirit. In furtherance of this proposal and subject to future developments, JetBlue (and, if a negotiated transaction is agreed to, Spirit) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document JetBlue and/or Spirit may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF JETBLUE AND SPIRIT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE POSSIBLE TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Spirit. Investors and security holders of Spirit and JetBlue will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by JetBlue and Spirit through the web site maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

This presentation is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, JetBlue and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Information regarding the interests of these participants in any such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents can be obtained free of charge as described in the preceding paragraph.

No Offer or Solicitation

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.